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                                                                    EXHIBIT 3.2

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                      CARLSON RESTAURANTS WORLDWIDE INC.

        The undersigned, Wallace B. Doolin and Leslie Sharman, certify that they are the President and Secretary, respectively, of Carlson Restaurants Worldwide Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby certify as follows:

        1. The name of the Corporation is Carlson Restaurants Worldwide Inc. The Corporation was originally incorporated under the name Friday's Holdings, Inc., and the original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on December 13, 1990.

        2. This Amended and Restated Certificate of Incorporation was duly adopted by the Corporation's stockholders by written action pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and the written notice required by Section 228 of the General Corporation Law of the State of Delaware (the "DGCL") has been given to all stockholders.

        3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

        FIRST:  The name of the Corporation is Carlson Restaurants Worldwide
Inc.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

        THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as the same exists or may hereafter be amended.

        FOURTH:

        Section 1.  CAPITAL STOCK.

        (a) The total number of shares of stock which the Corporation shall have authority to issue is 145,000,000 shares, consisting of 135,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Common Stock of the Corporation shall be divided into two classes, consisting of Class A Common Stock and Class B

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Common Stock.  The Preferred Stock may be issued in one or more series having such designations as may be fixed by the Board of Directors.

        (b) The Board of Directors is authorized to provide for the issue of all or any shares of the Common Stock and the Preferred Stock, to determine the number of shares of and to fix for any series of Preferred Stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of such series and as may be permitted by the DGCL.

        (c) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

        Section 2.  COMMON STOCK.

        (a) ISSUANCE AND CONSIDERATION. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

        (b) DIVIDENDS. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

        (c) NUMBER OF SHARES. Of the 135,000,000 shares of Common Stock of the Corporation, 100,000,000 shares are designated as shares of Class A Common Stock and 35,000,000 shares are designated as shares of Class B Common Stock.

        (d) POWERS, PREFERENCES, ETC. The following is a statement of the powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the Corporation:

             (1) Except as otherwise set forth below in this Article Fourth, the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

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             (2) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock or Class B Common Stock. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

             (3) At every meeting of the stockholders of the Corporation every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Article Fourth, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of the holders of Common Stock.

             (4) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock and Class B Common Stock. For the purposes of this paragraph (d)(4), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

             (5) (A) Each share of Class B Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock. At the time of a voluntary conversion, the holder of shares of Class B Common Stock shall deliver to the office of the Corporation or any transfer agent for the Class B Common Stock (i) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. Such voluntary conversion shall be deemed to have been effected

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at the close of business on the date when such delivery is made to the
Corporation or such transfer agent of the shares to be converted, and the person exercising such voluntary conversion shall be deemed to be the holder of record of the number of shares of Class A Common Stock issuable upon such conversion at such time. The Corporation shall promptly deliver certificates evidencing the appropriate number of shares of Class A Common Stock to such person.

        (B) Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by Carlson Companies, Inc., its wholly-owned subsidiaries or successors ("Carlson Companies") unless such transfer is effected in connection with a transfer of Class B Common Stock to the beneficial owners of Carlson Companies as a dividend intended to be on a tax-free basis under the Internal Revenue Code of 1986, as amended from time to time. For purposes of this paragraph (d)(5), the term "beneficially owned" with respect to shares of Class B common Stock means ownership by a person who, directly or indirectly, through any contract, arrangement, understan ding, relationship or otherwise controls the voting power (which includes the power to vote or to direct the voting of) of such Class B Common Stock.

        Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock on the date on which the number of shares of Class B Common Stock outstanding is less than 20% of the outstanding shares of Common Stock.

        As promptly as practicable after the time of conversion, upon the delivery to the Corporation of certificates formerly representing shares of Class B Common Stock, the Corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of the surrendered certificates formerly representing shares of Class B Common Stock, a certificate of certificates representing the number of fully paid and nonassessable shares of Class A Common Stock into which the shares of Class B Common Stock formerly represented by such certificates have been converted in accordance with the provisions of this paragraph (d)(5)(B).

        (C) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and its issued Common Stock held in its treasury for the purpose of effecting any conversion of the Class B Common Stock pursuant to this paragraph (d)(5), the full number of shares of Class A Common Stock then deliverable upon any such conversion of all outstanding shares of Class B Common Stock.

        Immediately upon such conversion, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion.

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        (D) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of one class of Common Stock on the conversion of shares of the other class of Common Stock pursuant to this paragraph (d)(5); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of one class of Common Stock in a name other than that of the registered holder of the other class of Common Stock converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

        (E) Concurrently with any conversion of Class B Common Stock into Class A Common Stock effected pursuant to paragraphs (d)(5)(A) and (B) above, each share of Class B Common Stock that is converted (i) shall be retired and canceled and shall not be reissued and (ii) shall proportionally decrease the number of shares of Class B Common Stock designated hereby. The Secretary of the Corporation shall be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware one or more Certificates of Decrease of Designated Shares to record any such decrease in designated shares of Class B Common Stock.

        (F) Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation each share of common stock of the Corporation, par value $1.00 per share, that is issued and outstanding immediately prior to such effectiveness, shall be changed into and reclassified as ___________ shares of Class B Common Stock.

        Section 3. PREFERRED STOCK.

        (a) SERIES AND LIMITS OF VARIATIONS BETWEEN SERIES. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article Fourth applicable to all series of Preferred Stock), including, but not limited to, the following:

             (1) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by

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the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

        (2) the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

        (3) whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

        (4) whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

        (5) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

        (6) whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

        (7) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (8) any other relative rights, preferences and limitations of such series.

        Section 4. NO PREEMPTIVE RIGHTS. Except as otherwise set forth above in this Article Fourth, no holder of shares of this Corporation of any class shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

        FIFTH:  The Corporation is to have perpetual existence.

        SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

        Section 1. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which

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shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

        Section 2. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the DGCL shall otherwise require.

        SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Seventh shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director received an improper personal benefit.
No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the laws of the State of Delaware are hereafter changed to permit further elimination or limitation of the liability of directors, then the liability of each director of the Corporation shall thereupon be eliminated or limited to the fullest extent then permitted by law.

        EIGHTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        NINTH: The Board of Directors shall have concurrent power with the stockholders to adopt, alter, amend or repeal the By-Laws of the Corporation. The Board of Directors may so adopt or change the By-Laws upon the affirmative vote of the number of directors which shall constitute, under the provisions of the By-Laws, the action of the Board of Directors.

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        TENTH:

        Section 1. In anticipation that the Corporation will cease to be a wholly owned subsidiary of Carlson Companies but that Carlson Companies will remain a substantial stockholder of the Corporation, and in anticipation that the Corporation and Carlson Companies may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Carlson Companies (including service of officers and directors of Carlson Companies as officers and directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article Tenth are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Carlson Companies and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        Section 2.

        (a) Carlson Companies shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and

        (b) neither Carlson Companies nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Carlson Companies or of such person's participation therein.

In the event that Carlson Companies acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Carlson Companies and the Corporation, Carlson Companies shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation or controlling person of a stockholder by reason of the fact that Carlson Companies pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not communicate information regarding, or offer, such corporate opportunity to the Corporation.

        Section 3. In the event that a director or officer of the Corporation, who is also a director or officer of Carlson Companies, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Carlson Companies, such director or officer shall have fully satisfied and fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Carlson Companies pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or

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does not communicate information regarding such corporate opportunity to the
Corporation, if such director or officer acts consistent with the following:

        (a) a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director of Carlson Companies, shall belong to the Corporation;

        (b) a corporate opportunity offered to any person who is a director of the Corporation, and who is also a director or officer of Carlson Companies shall belong to the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and otherwise shall belong to Carlson Companies; and

        (c) a corporate opportunity offered to any person who is an officer of both the Corporation and Carlson Companies shall belong to the Corporation.

        Section 4. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

        Section 5. For purposes of this Article Tenth only, (i) the term "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests, and (ii) the term "Carlson Companies" shall mean Carlson Companies and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, defined in accordance with clause (i) of this Section 5) in which Carlson Companies beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

        Section 6. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the foregoing provisions of this Article Tenth shall expire on the date that Carlson Companies ceases to own beneficially Common Stock representing at least 20% of the number of outstanding shares of Common Stock of the Corporation. Neither the alteration, amendment, change or repeal of any provision of this Article Tenth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

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        IN WITNESS WHEREOF, Carlson Restaurants Worldwide Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Wallace B. Doolin, its President, and attested to by Leslie Sharman, its Secretary, on the ____ day of ________, 1999.


                                       CARLSON RESTAURANTS WORLDWIDE INC.


                                       By:  ___________________________________
                                              Wallace B. Doolin, President


ATTEST:


By:  ___________________________________
       Leslie Sharman, Secretary


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